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EXHIBIT 99.3


                        SHAWN HOWIE JOINS GENIUS PRODUCTS
                           AS CHIEF FINANCIAL OFFICER

             --NEW CFO, FORMERLY WITH MOVIELINK, BRINGS EXPERTISE IN
                      EMERGING ENTERTAINMENT TECHNOLOGY--

         SOLANA BEACH, CALIFORNIA - JUNE 27, 2005 - Genius Products, Inc. (OTCBB:GNPI), a producer and distributor of branded entertainment products sold in retail outlets nationwide, today announced that Shawn Howie has been named chief financial officer.

         Howie succeeds Andrew Schmidt, who left the company to pursue other interests.

         Since 2002, Howie has been chief financial officer of Santa Monica-based Movielink, LLC, a technology-driven company that offers movies available for download to personal computers through video-on-demand Internet distribution. The first studio-backed service of its kind, Movielink is a joint venture between MGM, Paramount Pictures, Sony Pictures, Universal Studios and Warner Bros.

         Howie, 50, held previous senior financial management positions with Wolfgang Puck Worldwide, Direct Marketing Connections, KB Home and The Irvine Company. He began his career with independent auditing firm Ernst & Young in Los Angeles.

          "We are fortunate to have attracted an executive with deep financial acumen, as well as entertainment industry expertise," said Trevor Drinkwater, chief executive officer of Genius Products. "I am confident Shawn's experience will be invaluable as Genius Products moves forward in an exciting period of growth and transition."

         A Certified Public Accountant, Howie earned an MBA degree from Harvard University and a bachelor of science degree in management from California Lutheran University.

ABOUT GENIUS PRODUCTS, INC.
---------------------------

         Genius Products produces and distributes affordable entertainment products including DVDs and CDs. Its products are sold in retail outlets nationwide under well-known brands including AMC(R), TV Guide(R), Wellspring, IFILM(R), Sundance Channel Home Entertainment(TM), Bazooka(R), Jay Jay The Jet Plane(R), National Lampoon(R), The Twilight Zone(TM), Baby Genius(R), Tonka(R), My Little Pony(R), Curious George(R) and Paddington Bear(TM). Genius Products also licenses the Baby Genius brand to third-party companies for a variety of products including books, apparel and infant care products. Promotional partners include the world famous San Diego Zoo(R), Gerber(R), Fazoli's(R) and Child(R) Magazine.


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